                                                      REGISTRATION NO. 333-78917

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                             FALL RIVER GAS COMPANY
             (Exact Name of Registrant as Specified in its Charter)



       MASSACHUSETTS                      4924                   04-1298780

(State or other jurisdiction  (Primary standard industrial    (I.R.S. employer
    of incorporation or        classification code number)   identification no.)
      organization)


  155 NORTH MAIN STREET, FALL RIVER, MASSACHUSETTS 02722-0911, (508) 675-7811 (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                                    SECRETARY
  155 NORTH MAIN STREET, FALL RIVER, MASSACHUSETTS 02722-0911, (508) 675-7811
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ---------------------

                                 With Copies To:

                             ERIC J. KRATHWOHL, ESQ.
                      Rich, May, Bilodeau & Flaherty, P.C.
                               176 Federal Street
                           Boston, Massachusetts 02110
                                 (617) 482-1360

                              ---------------------

     Pursuant to Registrant's undertaking in paragraph (1)(ii) of Item 17 of this Registration Statement (No. 333-78917), Registrant hereby amends this Registration Statement effective September 1, 2000 to suspend Registrant's Share Owner Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Any dividend payable as of the date of suspension of the Plan or thereafter shall be paid by Registrant in cash and no additional cash purchases of Registrant's Common Stock under the Plan will be allowed following the suspension of the Plan.

---------------------------------------------

August   , 2000

Dear Shareholder:

As you know, the Company has been pleased to offer its shareholders a Share Owner Dividend Reinvestment and Stock Purchase Plan (the "Plan") whereby holders of record of common stock of the Company are provided with a simple and convenient method of investing cash dividends and/or optional cash payments in additional shares of common stock of the Company. This Plan has proven to be quite popular with shareholders, and we sincerely appreciate your participation.

The anticipated close of the Company's merger with Southern Union Company is currently scheduled for mid September 2000. Due to the proximity of the dates of the anticipated merger and the additional cash purchases under the Plan for September 2000, the Company's Board of Directors has suspended the Plan effective September 1, 2000. All dividends payable after suspension of the Plan shall be paid in cash and NO ADDITIONAL CASH PURCHASES OF COMMON STOCK OF THE COMPANY UNDER THE PLAN WILL BE ALLOWED FOLLOWING SUSPENSION OF THE PLAN.

Please feel free to direct any questions that you might have about this matter, or comments, to Peter H. Thanas, Senior Vice President and Treasurer at the Company at (508) 689-1142.

Thank you for your continuing interest in the Fall River Gas Company.

Sincerely,

/S/ PETER H. THANAS
------------------------------------
Peter H. Thanas
Senior Vice President and Treasurer
Fall River Gas Company






                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Form S-3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fall River, Commonwealth of Massachusetts, on the 17th day of August, 2000.

                                               FALL RIVER GAS COMPANY

                                               BY: /s/ Bradford J. Faxon
                                                   ---------------------
                                               Bradford J. Faxon
                                               President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Form S-3 Registration Statement has been signed below by the following persons in the capacities stated below on the 17th day of August, 2000.

(i) Principal Executive Officer


/s/ Bradford J. Faxon
--------------------------
Bradford J. Faxon                         President and Director


(ii) Principal Financial Officer and
     Principal Accounting Officer


/s/ Peter H. Thanas
----------------------------
Peter H. Thanas                           Senior Vice President and Treasurer


(iii) Directors



----------------------------               Director
Cindy L.J. Audette


/s/ Thomas K. Barry
----------------------------               Director
Thomas K. Barry



----------------------------               Director
Thomas H. Bilodeau


/s/ Bradford J. Faxon
----------------------------               Director
Bradford J. Faxon


/s/ Raymond H. Faxon
----------------------------               Director
Raymond H. Faxon


/s/ Ronald J. Ferris
----------------------------               Director
Ronald J. Ferris


/s/ Jack R. McCormick
----------------------------               Director
Jack R. McCormick


/s/ Gilbert C. Oliveira, Jr.
----------------------------               Director
Gilbert C. Oliveira, Jr.


/s/ Donald R. Patnode
----------------------------               Director
Donald R. Patnode